Exhibit (d)(54)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 3

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 3 to the Investment Advisory Agreement dated as of April 1, 2009 between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and BlackRock Investment Management LLC, a limited liability company organized under the laws of the State of Delaware (“BlackRock or Adviser”).

WHEREAS, AXA Equitable and BlackRock agree to modify the Investment Advisory Agreement, dated as of October 1, 2006, as amended, (“Agreement”) as follows:

1. New Portfolios. AXA Equitable hereby appoints BlackRock to serve as the adviser to a new Portfolio or an allocated portion of the following new Portfolios of the Trust:

EQ/AXA Franklin Income Core Portfolio

EQ/AXA Templeton Growth Core Portfolio

EQ/AXA Mutual Shares Core Portfolio

EQ/AXA Franklin Small Cap Value Core Portfolio

EQ/Global Multi-Sector Equity Portfolio

EQ/Global Bond PLUS Portfolio

AXA Tactical Manager 500 Portfolio-I

AXA Tactical Manager 500 Portfolio-II

AXA Tactical Manager 500 Portfolio-III

AXA Tactical Manager 2000 Portfolio-I

AXA Tactical Manager 2000 Portfolio-II

AXA Tactical Manager 2000 Portfolio-III

AXA Tactical Manager 400 Portfolio-I

AXA Tactical Manager 400 Portfolio-II

AXA Tactical Manager 400 Portfolio-III

AXA Tactical Manager International Portfolio-I

AXA Tactical Manager International Portfolio-II

AXA Tactical Manager International Portfolio-III

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the EQ/BlackRock Basic Value Equity Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto. Appendix A also includes, for purposes of calculating the fee payable to the Adviser, a series of a related trust, the AXA Offshore Multimanager Funds Trust.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		BLACKROCK INVESTMENT MANAGEMENT LLC

By:	/s/ Steven M. Joenk Steven M. Joenk Senior Vice President	By:	/s/ Frank Porcelli Name: Frank Porcelli Title: Managing Director

APPENDIX A

AMENDMENT NO. 3 TO

INVESTMENT ADVISORY AGREEMENT

BLACKROCK INVESTMENT MANAGEMENT LLC

Related Portfolios	Annual Advisory Fee Rate***

Basic Value Portfolios, which shall consist of the following Portfolio and Other Allocated Portion(s)** (collectively, referred to as “Basic Value Portfolios”):

EQ/BlackRock Basic Value Equity Portfolio

AXA Conservative Multimanager Fund, a series of the AXA Offshore Multimanager Funds Trust*,**

AXA Moderate Multimanager Fund, a series of the AXA Offshore Multimanager Funds Trust* ,**

AXA Aggressive Multimanager Fund, a series of the AXA Offshore Multimanager Funds Trust*,**

.40% of the Basic Value Portfolios’ average daily net assets up to and including $100 million; 0.375% of the Basic Value Portfolios’ average daily net assets in excess of $100 million up to and including $300 million; 0.35% of the Basic Value Portfolios’ average daily net assets in excess of $300 million up to and including $500 million; 0.325% of the Basic Value Portfolios’ average daily net assets in excess of $500 million up to and including $1 billion; and 0.30% in excess of $1 billion.

Portfolio	Annual Advisory Fee Rate

EQ/AXA Franklin Income Core Portfolio*

EQ/AXA Templeton Growth Core Portfolio*

EQ/AXA Mutual Shares Core Portfolio*

EQ/AXA Franklin Small Cap Value Core Portfolio*

EQ/Global Multi-Sector Equity Portfolio*

EQ/Global Bond PLUS Portfolio*

0.02% of the Index Allocated Portion’s average daily net assets; 0.075% of the Derivatives Allocated Portion’s† average daily net assets.

0.02% of the Index Allocated Portion’s average daily net assets.

AXA Tactical Manager 500 Portfolio-I*

AXA Tactical Manager 500 Portfolio-II*

AXA Tactical Manager 500 Portfolio-III*

AXA Tactical Manager 2000 Portfolio-I*

AXA Tactical Manager 2000 Portfolio-II*

AXA Tactical Manager 2000 Portfolio-III*

AXA Tactical Manager 400 Portfolio-I*

AXA Tactical Manager 400 Portfolio-II*

AXA Tactical Manager 400 Portfolio-III*

AXA Tactical Manager International Portfolio-I*

AXA Tactical Manager International Portfolio-II*

AXA Tactical Manager International Portfolio-III*

0.10% of each Futures Allocated Portion’s† average daily net assets; 0.02% of each Index Allocated Portion’s average daily net assets.

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which is referred to as an “Index Allocated Portion.”

**	Other Allocated Portions are other investment companies (or series or portions thereof that are managed by the Manager and advised by the Adviser, which are classified as “Basic Value Portfolios.”)

***	The daily advisory fee for the Basic Value Portfolios is calculated by multiplying the aggregate net assets of the Basic Value Portfolios at the close of the immediately preceding day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Allocated Portion is the portion of the daily advisory fee for the Related Portfolios equal to the Allocated Portion’s net assets relative to the aggregate net assets of the Related Portfolios, including the Allocated Portion used in the fee calculation.

†	For each AXA Tactical Manager Portfolio and for EQ/AXA Franklin Income Core Portfolio, each Futures Allocated Portion and the Derivatives Allocated Portion, respectively, shall refer to the portions of each Portfolio’s assets allocated to the Adviser with an investment strategy that is something other than tracking the investment performance of a broad based securities index.